Exhibit 5.1

Noble Corporation

Dorfstrasse 19A

6340 Baar

Zurich, May 7, 2012

Noble Corporation, Baar/ZG, Switzerland

Dear Sirs

We have acted and are acting as special Swiss counsel to Noble Corporation, a company limited by shares incorporated under the laws of Switzerland (“Company”), in connection with the registration of registered shares of the Company (“Shares”) that may be delivered pursuant to the Noble Corporation 1991 Stock Option and Restricted Stock Plan, as amended, (the “Plan”) under the Registration Statement on Form S-8 to be filed with the United States Securities and Exchange Commission (“SEC”) on the date hereof under the Securities Act of 1933 (“Act”). As such counsel, we have been requested to give our opinion as to certain legal matters under Swiss law to be filed as Exhibit 5 to the Registration Statement. Capitalized terms used herein shall have the meaning attributed to them in the Documents unless otherwise defined herein.

1.	Basis of Opinion

This opinion is confined to and given on the basis of the laws of Switzerland in force at the date hereof as currently applied by the Swiss courts. In the absence of explicit statutory law or established case law, we base our opinion solely on our independent professional judgment. This opinion is also confined to the matters stated herein and is not to be read as extending, by implication or otherwise, to any other matter.

PESTALOZZI ATTORNEYS AT LAW Noble Corporation, Baar/ZG, Switzerland	2 / 4

For the purpose of giving this opinion, we have only examined originals or copies of the following documents (collectively, the “Documents”):

i.	A notarized copy of the Articles of Association (Statuten) of the Company dated as of April 27, 2012 (the Articles of Association);

ii.	A copy of the By-Laws of the Company dated as of March 27, 2009 (the By-Laws);

iii.	A notarized copy of the excerpt of the Company from the Commercial Register, dated as of February 6, 2012.

No documents have been reviewed by us in connection with this opinion other than those listed above. Accordingly, we shall limit our opinion to the Documents and their legal implications under Swiss law.

In this opinion, Swiss legal concepts are expressed in English terms and not in their original language. These concepts may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions.

2.	Assumptions

In rendering the opinion below, we have assumed the following:

(a)	all copies, fax copies or electronic versions of the documents produced to us conform to the respective original documents and the originals of such documents were executed in the manner and by the individuals appearing on the respective copies;

(b)	all signatures appearing on all original documents or copies thereof which we have examined are genuine;

(c)	all factual information contained in, or material statements given in connection with, the Documents are true, complete, accurate, and up-to-date;

(d)	all authorizations, approvals, consents, licenses, exemptions and other requirements, other than those required under Swiss law or the Articles of Association, for the legality, validity and enforceability of the Documents have been duly obtained and are and will remain in full force and effect, and any related conditions to which the parties thereto are subject have been satisfied;

(e)	there has been no increase of the share capital of the Company’s conditional and/or authorized share capital;

(f)	the Company will fund the Shares to be granted and distributed under the Plan from registered shares held in treasury by the Company or one or more other subsidiaries of the Company; and

(g)	the Articles of Association will be filed with, and registered by, the Commercial Register of the Canton of Zug.

PESTALOZZI ATTORNEYS AT LAW Noble Corporation, Baar/ZG, Switzerland	3 / 4

3.	Opinion

Based on the foregoing and subject to the qualifications set out below, we are of the opinion that as of the date hereof:

1.	the Company is a corporation (Aktiengesellschaft) duly incorporated and validly existing under the laws of Switzerland with all requisite corporate power and authority to enter into, to perform and to conduct its business as described in the Articles of Association.

2.	The Shares that may be distributed from registered shares held in treasury by the Company or one or more other subsidiaries of the Company, when such Shares are granted pursuant to the Plan, are validly issued, fully paid and nonassessable.

4.	Qualifications

The above opinions are subject to the following qualifications:

(a)	The lawyers of our firm are members of the Zurich bar and do not hold themselves out to be experts in any laws other than the laws of Switzerland. Accordingly, we are opining herein as to Swiss law only and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

(b)	The exercise of voting rights and rights related thereto with respect to any Shares of the Company is only permissible after registration in the Company’s share register as a shareholder with voting rights in accordance with the provisions of, and subject to the limitations provided in, the Articles of Association.

(c)	We express no opinion as to any commercial, accounting, tax, calculating, auditing or other non-legal matter.

We have issued this opinion as of the date hereof and we assume no obligation to advise you of any changes that are made or brought to our attention hereafter.

We hereby consent to the filing of this opinion as Exhibit 5 to the From S-8 Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

This opinion is furnished by us, as special Swiss counsel to the Company, in connection with the filing of the on Form S-8 with respect to Shares that may be delivered pursuant to the Plan, and except as provided in the immediately preceding paragraph, it may not (in full or in part) be used, copied, circulated or relied upon by any party or for any purpose without our written consent.

PESTALOZZI ATTORNEYS AT LAW Noble Corporation, Baar/ZG, Switzerland	4 / 4

This opinion is governed by and shall be construed in accordance with the laws of Switzerland.

Sincerely yours,

Pestalozzi Attorneys at Law Ltd.

/s/ Martin L. Müller	/s/ Jakob Höhn
Martin L. Müller	Jakob Höhn